Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-206345) and Form S-8 (No. 333-205379, 333-204426, 333-146319, 333-139600, 333-123212 and 333-153612) of Alexion Pharmaceuticals, Inc. of our report dated February 8, 2016, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the third paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is January 19, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
January 19, 2017